UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Cypress Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

T.J. Rodgers

J. Daniel McCranie

Camillo Martino

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T.J. RODGERS AND CANDIDATES CAMILLO MARTINO AND J. DANIEL MCCRANIE

DELIVER LETTER TO CYPRESS BOARD OF DIRECTORS REGARDING BOARD’S COERCIVE ACTIONS INCONSISTENT WITH GOOD CORPORATE GOVERNANCE

Proposed Tactics Seek to Further Entrench Current Board of Directors

Ill-Advised Consent Solicitation Illustrates Deep Disregard for Best Interest of Cypress Stockholders

Our Vote: Independent Stockholders Will Decide Whether Or Not to Eliminate Cumulative Voting; Our Shares Will Be Voted Proportionally to All Other Stockholders

Candidates McCranie and Martino Nominated to Replace Conflicted Bingham and Benhamou

SAN JOSE, C.A., February 23, 2017—T.J. Rodgers, founder and former CEO, President and Director of Cypress Semiconductor Corp. (NASDAQ: CY) (“Cypress” or “the Company”) and the Company’s largest individual stockholder, and semiconductor industry veterans Dan McCranie and Camillo Martino, whom Rodgers has nominated to serve on Cypress’s Board of Directors in the election of directors at the 2017 Annual Meeting of Stockholders, today delivered a letter to the Cypress Board of Directors regarding the Board’s entrenchment tactics, erroneously promoted as “actions to strengthen corporate governance.” The full text of the letter concerning the Cypress Board’s continuing refusal to address its egregious corporate governance deficiencies reads as follows:

To the Board of Directors of Cypress Semiconductor Corporation

198 Champion Street

San Jose, California 95134

Attn: Corporate Secretary

Board’s Coercive Actions Inconsistent with Good Corporate Governance

Proposed Tactics Seek to Further Entrench Current Board of Directors

Gentlemen:

We continue to be deeply troubled by the Cypress Board’s inaction in the face of serious conflicts of interest and violations of Cypress’s Code of Business Conduct and Ethics. As we have pointed out on many occasions, the Company’s Executive Chairman, Ray Bingham faces an irreconcilable conflict of interest due to his leadership position at Canyon Bridge Capital Partners, which U.S. Rep. Robert Pittenger described as a “shell venture capital firm with Chinese state ties,1” and which competes directly with Cypress in M&A within the semiconductor industry. Mr. Bingham also receives excessive and unnecessary compensation for his role as Executive Chairman, including nearly $900,000 combined in yearly salary and bonus, almost 18 times the annual retainer fee of one of Cypress’s outside directors. As part of his agreement to be Executive Chairman, Mr. Bingham also received or will receive equity grants worth $4.5 million, more than 22 times the annual equity award granted to one of the Company’s outside directors.

[1]	U.S. Rep. Robert Pittenger’s letter to U.S. Congress dated November 30, 2016

These serious issues are why we filed a lawsuit in Delaware, why we nominated two highly qualified director candidates, Dan McCranie and Camillo Martino, for election to the Board, and why we entered into negotiations in good faith with the goal of reaching a mutually agreeable resolution peacefully and in private to spare Cypress stockholders the cost and distraction of a contested proxy contest. Rather than address these serious issues, you chose to break off negotiations last week with no notice and issue a combative press release consistent with your pattern of casually dismissing the serious ethical issues we have raised. We believe these issues are of major concern to all Cypress stockholders and they may well wonder why a Board whose members have only negligible investment in Cypress (in stark contrast to T.J. Rodgers, who owns or controls the right to vote almost 3 percent of the Company’s stock and is the Company’s largest individual stockholder) has not worked harder to avert an entirely avoidable proxy contest.

Ill-Advised Consent Solicitation Illustrates Deep Disregard for Best Interest of Cypress Stockholders

We were surprised and disappointed that last week you decided to initiate a consent solicitation seeking to change the process for director elections only AFTER the deadline for nomination of directors had passed. If the Board were truly committed to what it calls “best-in-class corporate governance practices,” you would not seek to change the rules at such a late stage in the process. Furthermore, a Board that genuinely wished to “strengthen its corporate governance” would never make proxy access conditional on the stockholders agreeing to give up their right to cumulative voting through the consent process.

As you certainly know, “proxy access” (which gives stockholders the ability to include stockholder nominated directors on the Company’s proxy materials) could be implemented through Board action without the expense of a consent solicitation, so there is no need to tie it to the removal of cumulative voting. Your attempt to remove cumulative voting appears to be solely and specifically motivated by the realization that Cypress stockholders, including the Company’s largest individual stockholder, could collectively use the cumulative voting mechanism to cause one or more of you to lose your seat on the Cypress Board. Essentially, you’re trying to coerce the stockholders into helping you entrench yourselves by dangling in front of them the illusion of improved corporate governance.

This manipulative tactic suggests that you chose to ignore the current corporate governance environment, in which stockholders generally support cumulative voting provisions, and believe that constructive debate and dissent in the boardroom is healthy. For that reason, many stockholders have a policy of voting against proposals that seek to remove cumulative voting. Your ill-advised consent solicitation that is designed to entrench the current Board illustrates your deep disregard for adhering to corporate governance best practices or advocating for the best interest of Cypress stockholders.

Our Vote: Independent Stockholders Will Decide Whether Or Not to Eliminate Cumulative Voting; Our Shares Will Be Voted Proportionally to All Other Stockholders

Unlike the Board, we have attempted to look at the situation from the perspective of what is right for the stockholders of Cypress. And from that perspective, we believe it is right for stockholders to decide for themselves whether to approve the removal of cumulative voting without paying attention to its effect on the upcoming contested election for directors. While we will certainly point out – and ask you to correct – certain deficiencies in your proposals for proxy access, we intend to make no recommendation as to how other stockholders should vote their shares on this issue. In addition, we intend to vote our shares in the consent solicitation proportionately with the vote of all other stockholders in order to have our vote align completely with their wishes.

As to the deficiencies of your proxy access proposal, they include your decision to limit both the number of proxy access candidates and the qualifications of the stockholders who nominate them in a manner inconsistent with best practices. We think it is the Board’s duty to ensure that, in all cases, a minimum of two proxy access candidates are allowed. Similarly, we believe there is no logical reason why an activist or someone who has previously conducted a proxy contest should be barred from utilizing proxy access, as you propose. This proposal seems like it is designed to prevent any stockholder from enhancing the Board through election of a minority slate, rather than to implement corporate governance best practices. In other words, its aim is to entrench incumbent directors. We encourage you to correct these deficiencies before a vote is taken and to provide proxy access regardless of whether the stockholders approve or reject your proposed elimination of cumulative voting.

Candidates McCranie and Martino Nominated to Replace Conflicted Bingham and Benhamou

Finally, we note that if the removal of cumulative voting is approved by the stockholders, we would pursue the election of our nominees in the manner that we believe is ultimately most appropriate, by seeking to specifically replace Ray Bingham and Eric Benhamou, who stubbornly refuse to address these governance problems, with our highly qualified nominees, Dan McCranie and Camillo Martino, who believe in and practice the Cypress Code of Business Conduct and Ethics. Under the current system of cumulative voting, even if we were successful in the election of our nominees, the Board of Cypress would have been in a position to cumulate its vote to assure that Mr. Bingham and Mr. Benhamou were re-elected.

Mr. Benhamou, in his role as Lead Director, has repeatedly failed to address or even acknowledge these problems. Instead, Mr. Bingham and Mr. Benhamou continue to ignore our concerns, fight us in court and in public at stockholder expense, and stubbornly maintain that the Company has taken “the appropriate steps to guard against conflicts of interest,” without providing the slightest evidence of any action to correct what appear to be an executive chairman who also runs a competing firm and a lead director who does nothing about it.

We fervently hope that the Board’s actions to date, including breaking off negotiations with no notice and attempting to manipulate the election by changing the rules for the election, are not a portent for future self-serving actions in the upcoming proxy contest. Your actions do reinforce the urgent need for the Board to include new directors who believe in and actually practice the Cypress Code of Business Conduct and Ethics, which has been egregiously violated.

We urge you once again to stop the evasive actions, address the two main issues raised in the Delaware lawsuit and reconsider your opposition to adding Dan McCranie and Camillo Martino to the Board. We should not have to remind you of their clear qualifications to contribute highly valuable and much needed semiconductor industry and corporate governance expertise that would benefit all Cypress stockholders:

J. Daniel McCranie is currently Chairman at ON Semiconductor Corp. and previously served as Non-Executive Chairman at Freescale Semiconductor, Inc. He has served on the Board of Directors at Mentor Graphics Corp. since 2012. He served on the Board of Directors of Cypress Semiconductor Corp. from 2005 through 2014. He has served as Chairman of Actel Corporation, Chairman of Virage Logic, Inc, Chairman of Xicor Corporation, and Board Director of California Microdevices, Inc. McCranie was previously employed as Executive Vice President-Sales & Applications by Cypress Semiconductor Corp., President & Chief Executive Officer by Virage Logic Corp., Vice President-Sales & Marketing by Cypress Semiconductor Corp., and Chairman, President & Chief Executive Officer by SEEQ Technology, Inc.

Camillo Martino has served as a member of the Board of Directors of MagnaChip Semiconductor Corp. since August 2016. Martino has served as a member of the Board of Directors of VVDN Technologies, a private company, since March 2016 and as Vice Chairman of the Board of Directors of SAI Technology, Inc., a private company, since April 2015. Previously, he served as director and CEO of Silicon Image, Inc.; COO at SAI Technology Inc.; and President, CEO and Director of Cornice Inc. He also served as Executive Vice President and COO of chipmaker Zoran Corporation. His career began at National Semiconductor Corporation, where he held multiple positions over a nearly 14-year tenure at the Company.

For the benefit of Cypress stockholders, the Company must have a board that can support both good corporate governance and operational excellence. And the best way to accomplish that is the addition of Mr. McCranie and Mr. Martino to the Cypress Board.

Very truly yours,

/Camillo Martino/	/J. Daniel McCranie/	/T.J. Rodgers/
Camillo Martino	J. Daniel McCranie	T.J. Rodgers

Please send us your comments, thoughts and questions at CypressFirst@mackenziepartners.com.

Additional Information and Where to Find It

T.J. Rodgers is the founding CEO of the Company. Rodgers, J. Daniel McCranie and Camillo Martino may be deemed to be participants in the solicitation of proxies from stockholders in connection with the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company and in connection with the solicitation of consents by the Company’s Board of Directors of the Company’s stockholders with respect to certain governance matters (the “Consent Solicitation”). Mr. Rodgers intends to file a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with his solicitation of proxies for the Annual Meeting and may file an information statement in connection with the Consent Solicitation (an “Information Statement”).

Rodgers owns or controls voting of 8,625,619 shares of the Company’s common stock. Neither McCranie nor Martino owns in excess of 1% of the Company’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting or any Information Statement to be filed with the SEC in connection with the Consent Solicitation.

Promptly after filing a definitive Proxy Statement with the SEC, Rodgers intends to mail the definitive Proxy Statement and a proxy card pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT RODGERS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

STOCKHOLDERS ARE ALSO URGED TO READ ANY INFORMATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT RODGERS MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders may obtain, free of charge, copies of the definitive Proxy Statement, any Information Statement and any other documents filed by Mr. Rodgers with respect to the Company with the SEC in connection with the Annual Meeting or the Consent Solicitation at the SEC’s website (http://www.sec.gov). In addition, copies of such materials, when available, may be requested free of charge from Mr. Rodgers’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2855.

Media Contacts

Abernathy MacGregor

Jeremy Jacobs / Sheila Ennis

212-371-5999 / 415-926-7961

JRJ@abmac.com

SBE@abmac.com

Investor Contacts

MacKenzie Partners

Daniel Burch / Larry Dennedy

212-929-5500

Dburch@mackenziepartners.com

ldennedy@mackenziepartners.com

About T.J. Rodgers

T.J. Rodgers co-founded Cypress Semiconductor Corporation in 1982 and served as the Company’s President and Chief Executive Officer until April 2016 and as a member of its Board of Directors until August 2016. He is a former chairman of the Semiconductor Industry Association (SIA) and SunPower Corp. and currently sits on the boards of directors of high-technology companies, including Bloom Energy (fuel cells), Enphase (solar energy electronics), WaterBit (precision agriculture) and Enovix

(silicon lithium-ion batteries). He has been honored for his foundational support over a 20-year period of the Second Harvest Food Bank of Santa Clara and San Mateo Counties and the California Association of African American Educators. Rodgers received his bachelor’s degree from Dartmouth College, graduating as salutatorian with majors in chemistry and physics. He received his master’s degree and Ph.D. in electrical engineering from Stanford University. While pursuing his Ph.D. degree, Rodgers invented the VMOS process technology, which he later licensed to American Microsystems, Inc.